Exhibit 2.1

CERTIFICATE OF MERGER

OF

CAYMUS ACQUISITION, INC.

(a Delaware corporation)

WITH AND INTO

CYDEX PHARMACEUTICALS, INC.

(a Delaware corporation)

Pursuant to Section 251 of the

General Corporation Law of the State of Delaware

CyDex Pharmaceuticals, Inc., a Delaware corporation (“CyDex”), which desires to merge with Caymus Acquisition, Inc., a Delaware corporation (“Merger Sub”), pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), and in lieu of filing the agreement of merger required by Section 251 of the DGCL, does hereby certify as follows:

1. The name and the state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Caymus Acquisition, Inc.	Delaware
CyDex Pharmaceuticals, Inc.	Delaware

2. An Agreement and Plan of Merger, dated as of January 14, 2011 (the “Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation, Merger Sub, and CyDex has been approved, adopted, certified, executed, and acknowledged by both of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware and also by Ligand Pharmaceuticals Incorporated to the extent so required by law.

3. CyDex shall be the surviving corporation in the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be CyDex Pharmaceuticals, Inc.

4. The current certificate of incorporation of CyDex shall be the certificate of incorporation of the Surviving Corporation.

5. The executed Merger Agreement is on file at the office of the Surviving Corporation at 10513 West 84th Terrace, Lenexa, Kansas 66214.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

7. This Certificate of Merger, and the merger provided for herein, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, CyDex Pharmaceuticals, Inc. has caused this Certificate of Merger to be executed by the undersigned, its authorized officer, as of this 24 day of January, 2011.

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Theron E. Odlaug
Name: Theron E. Odlaug
Title: President and Chief Executive Officer